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                                                                  EXHIBIT (d)(2)



                              ASSUMPTION AGREEMENT

         This assumption agreement (the "Agreement") is made as of this 12th day of May, 2001 by and between 1st Source Corporation Investment Advisors, Inc., a registered investment advisor having its principal place of business in South Bend, Indiana ("1st Advisor"); 1st Source Bank, a state chartered bank having its principal place of business in South Bend, Indiana (the "Bank") and The Coventry Group, a Massachusetts business trust registered as an investment company under the Investment Company Act of 1940, as amended (the "Trust"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Bank and the Trust are parties to an Investment Advisory Agreement dated October 23, 1998, as amended (the "Advisory Agreement"); and

         WHEREAS, 1st Advisor wishes to assume the Bank's duties and obligations under the Advisory Agreement.

         NOW, THEREFORE, based on the foregoing, the parties agree as follows:

                1. ASSUMPTION. 1st Advisor, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of the Bank under the Advisory Agreement.

                2. GUARANTY AND INDEMNITY. The Bank hereby irrevocably and unconditionally guarantees to the Trust the full performance of all of the financial obligations of 1st Advisor under the provisions of the Advisory Agreement hereby assumed by 1st Advisor.

                The Bank agrees to indemnify, defend and hold harmless the Trust from and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by 1st Advisor of any obligation of the Advisory Agreement hereby assumed by 1st Advisor.

                The Bank hereby waives any requirement that the Trust exhaust any right or remedy or proceed or take any action against 1st Advisor or any other person or entity before exercising any right or remedy against the Bank under this Agreement.

                The obligations of the Bank hereunder are absolute and unconditional. The Bank's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in force and effect until all of the obligations hereby assumed by 1st Advisor shall have been satisfied in full.
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         IN WITNESS WHEREOF, 1st Advisor, the Bank and the Trust hereby execute this Agreement as of the day and year first above written.

                              1st SOURCE CORPORATION INVESTMENT ADVISORS, INC.

                              By:  ______________________________

                              Name:  ____________________________

                              Title:  ___________________________



                              1st SOURCE BANK

                              By:  ______________________________

                              Name:  ____________________________

                              Title:  ___________________________



                              THE COVENTRY GROUP

                              By:  ______________________________

                              Name:  ____________________________

                              Title:  ___________________________



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